Exhibit 5.10
LEVY & SALOMÃO
A D V O G A D O S

LUIZ ROBERTO DE ASSIS	AV. BRIG. FARIA LIMA, 2601
(5511) 3555-5118	12th FLOOR — 01452-924
lassis@levysalomao.com.br	SÃO PAULO — SP — BRAZIL
TEL(5511)3555-5000
FAX(5511)3555-5048

SCN — QUADRA 4 — BLOCO B
6th FLOOR — SL 603A — 70714-906
BRASÍLIA — DF — BRAZIL
TEL(5561)2109-6070
FAX(5561)2109-6091

PRAIA DE BOTAFOGO, 440
15th FLOOR — 22250-908
RIO DE JANEIRO — RJ — BRAZIL
TEL(5521)3503-2000
FAX(5521)3503-2035

www.levysalomao.com.br

1244/11658 São Paulo, February 11, 2011
Novelis Inc.
3399 Peachtree Road, NE, Suite 1500
Atlanta, Georgia 30326
United States of America

Re:	US$1,100,000,000.00 Novelis Inc. 8.375% Senior Notes due 2017
and US$1,400,000,000.00 Novelis Inc. 8.75% Senior Notes due 2020
Ladies and Gentlemen,
1. We have acted as counsel for Novelis do Brasil Ltda. (hereinafter referred to as the “Brazilian Guarantor”) in connection with (i) a Purchase Agreement (the “Purchase Agreement”) dated as of December 10, 2010 by and among Novelis Inc. (the “Issuer”), the Brazilian Guarantor and certain other subsidiaries of the Issuer as guarantors (collectively with the Brazilian Guarantor, the “Guarantors”) and Citigroup Global Markets Inc., acting on behalf of itself and as representative for the several Purchasers (as defined therein); (ii) an Indenture (the “2017 Indenture”) dated as of December 17, 2010 by and among the Issuer, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), relating to the issuance of the 8.375% Notes due 2017; (iii) an Indenture (the “2020 Indenture” and, together with the 2017 Indenture, the “Indentures”) dated as of December 17, 2010 by and among the Issuer, the Guarantors and the Trustee, relating to the issuance of the 8.75% Notes due 2020; (iv) a Registration Rights Agreement dated as of December 17, 2010 by and among the Issuer, the Guarantors and Citigroup Global Markets Inc., acting on behalf of itself and as representative for the Purchasers; (v) a Registration Rights Agreement dated as of December 17, 2010 by and among the Issuer, the Guarantors

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A D V O G A D O S
and Citigroup Global Markets Inc., acting on behalf of itself and as representative for the Purchasers; (vi) the notation of guarantee dated as of December 17, 2010.
2. This opinion is issued in connection with the registration under the U.S. Securities Act of 1933 (the “Securities Act”) of (a) US$1,100,000,000.00 principal amount of 8.375% Senior Notes due 2017 (the “2017 Notes”) of the Issuer, to be issued in exchange for the Issuer’s outstanding 8.375% Senior Notes due 2017 pursuant to the 2017 Indenture; (b) US$1,400,000,000.00 principal amount of 8.75% Senior Notes due 2020 (the “2020 Notes” and, together with the 2017 Notes, the “Notes”) of the Issuer, to be issued in exchange for the Issuer’s outstanding 8.75% Senior Notes due 2020 pursuant to the 2020 Indenture; and (c) the guarantees of each of the Guarantors referring to the Notes (“the Guarantees”).
3. The terms appearing with a capital letter have the meaning given to them in the Purchase Agreement, if not defined herein.
4. To give the present opinion, we have examined copies of:
i)	the Indentures, non-executed forms of the Notes and non-executed forms of the Guarantees;

ii)	the articles of association (estatuto social) of the Brazilian Guarantor dated October 29, 2009;

iii)	the resolutions of the shareholders of the Brazilian Guarantor dated April 28, 2010, which appointed the current managers of Brazilian Guarantor, December 6, 2010 and December 14, 2010, which approved the granting of the Guarantees by the Brazilian Guarantor;

iv)	the power of attorney dated December 6, 2010 by which the Brazilian Guarantor appointed Randy Miller, Paul Stadnikia, Les Parrette, Tom LaBarge and Nichole Robinson as its attorneys-in-fact; and

v)	a certificate of the responsible officers of the Brazilian Guarantor dated December 15, 2010.

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A D V O G A D O S
5. The opinions set out in this letter (i) relate only to the laws of the Federative Republic of Brazil (hereinafter referred to as “Brazil”) as in force at the date hereof, and no opinion shall be expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein; and (ii) are based upon the following assumptions:
i)	the genuineness of all signatures, the conformity to the originals of all documents supplied to us as copies and the authenticity of the originals of such documents;

ii)	the absence of any other arrangements between the parties to the documents referred to under item 4 above which modify or supersede any of their terms;

iii)	the absence of any other corporate acts or decisions of the Brazilian Guarantor or its shareholders which modify or supersede the decisions evidenced by the documents described under items 4 (ii) to 4 (v) above;

iv)	the due execution of the Indentures by all parties thereto other than the Brazilian Guarantor through duly authorized representatives; and

v)	the validity of the Indentures and the Guarantees under, and their conformity with, the law chosen to govern them.
6. On the basis of such assumptions and subject to the reservations set out below, we are of the opinion that:
i)	the Brazilian Guarantor is existing and in good standing under the laws of Brazil, with the corporate power and authority to enter into and perform its obligations under the Indentures and the Guarantees;

ii)	the Indentures have been duly and validly authorized, executed and delivered by the Brazilian Guarantor;

iii)	the Guarantees have been duly and validly authorized by the Brazilian Guarantor; and

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A D V O G A D O S
iv)	when the terms of the Notes and the Guarantees and of their issuance have been duly established in conformity with the Indentures and the Notes and Guarantees have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indentures, the Guarantees will constitute valid and legally binding obligations of the Brazilian Guarantor, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
7. The opinions set forth above are, however, subject to the following reservations:
i)	documents in a foreign language must be translated into Portuguese by a sworn translator in order to ensure their admission before courts in Brazil; in addition to said translation, foreign documents must (a) have the signatures of the parties thereto notarized by a notary public licensed as such under the law of the place of signing and the signature of such notary public must be authenticated by a consular official of Brazil and (b) be registered together with their sworn translation with a registrar of deeds and documents in Brazil;

ii)	the laws of the State of New York would apply as the governing law of the Indentures and the Guarantees, provided that there was reasonable evidence acceptable to Brazilian courts that such documents have been executed in New York, and New York law is not against Brazilian national sovereignty, public policy or morality;

iii)	in case of proceedings instituted against the Brazilian Guarantor in Brazil, certain court costs and deposits to guarantee judgment might be due;

iv)	any final judgment obtained against the Brazilian Guarantor in a foreign judicial or arbitration proceeding will be enforceable in the courts of Brazil if previously recognized by the Brazilian Superior Court of Justice, such recognition only occurring if (a) the judgment fulfills all formalities required for its enforceability under the laws of the country where the same was issued; (b) the service of process instituted against a Brazilian resident party is effected in accordance with Brazilian

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A D V O G A D O S
law; (c) the judgment was issued by a competent court after due service of process upon the parties to the action; (d) the judgment is not subject to appeal; (e) the judgment was authenticated by a Brazilian consulate in the country where the same was issued and is accompanied by a sworn translation of the same into Portuguese; and (f) the judgment is not against Brazilian national sovereignty, public policy or morality; and

v)	Brazilian courts often decide based on non-statutory equity principles or extensive construction of rules and case-law; actual court decisions different from the conclusions in this opinion cannot altogether be excluded.
8. We express no opinion as to any agreement, instrument or other document not specified in this letter. We expressly disclaim any responsibility to advise with respect to any development, circumstance or change of any kind, including any change of law or fact which may occur after the date of this letter, even though such development, circumstance or change may affect the legal analysis, legal conclusion or any other matter set forth in or relating to the opinion set out in this letter.
9. This letter is given solely for the purposes of our opinion regarding the Indentures and the Guarantees and for the information of the persons to whom it is addressed and their respective legal advisers (including reliance by King & Spalding LLP), and may not be relied upon for any other purpose or by any other person.
10. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any reference to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
     Please do not hesitate to contact us in case you need any further clarification of the foregoing.
Yours faithfully,

/s/ Luiz Roberto de Assis Levy & Salomão Advogados by: Luiz Roberto de Assis

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